EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 13, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," appearing in the Annual Report on Form 10-K of Zila, Inc. for the fiscal year ended July 31, 2004.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
May 3, 2005